Exhibit 10.1
REAL ESTATE PURCHASE AGREEMENT
     This REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered on January 16, 2007, by and between H & C HOLDINGS, LLC, a North Carolina limited liability company (“Seller”), and POWERSECURE, INC., a Delaware corporation (“Purchaser”).
Recitals:
     WHEREAS, Seller is the owner of real property located at 1609 Heritage Commerce Court, Wake Forest, Wake Forest County, North Carolina, and the commercial building located thereon, together the parking lots, lawns, sidewalks and other improvements and all other rights, easements and appurtenances related thereto, all as more fully described in this Agreement (the “Property”); and
     WHEREAS, Seller currently leases the Property to Purchaser under that certain Lease Agreement, dated as of March, 2005, as amended and modified (the “Lease”); and
     WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the property from Seller, upon the terms and conditions set forth herein;
Agreement:
     NOW, THEREFORE, in consideration for the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Sale and Purchase of Property. At the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Property for a total purchase price of $3,300,000 (the “Purchase Price”), payable by wire transfer of immediately available funds to an account designated by Seller.
     Section 2. Description of Property. The Property consists of the following: (i) the real property located at 1609 Heritage Commerce Court, Wake Forest, Wake County, North Carolina, as more fully described on Exhibit A hereto (the “Land”), (ii) the commercial building constructed by Seller thereon, and all related fixtures and appurtenances (the “Building”), (iii) the parking lots, lawns, sidewalks, and other improvements located on the Land or in the Building (the “Improvements”), (iv) all fixtures, attachments, appliances, equipment, machinery and other articles attached to or located on the Land, the Building or the Improvements (the “Attachments”), and (v) all rights, privileges, easements and appurtenances to the Land, the Building, the Improvements and the Attachments upon the Land.

     Section 3. Representations, Warranties, Covenants and Indemnities of Seller.
          (a) Seller hereby represents, warrants and covenants to and for the benefit of Purchaser the following, which representations, warranties and covenants shall survive the Closing and the passing of title to the Property to Purchaser:
               (i) Seller has all requisite right, power and authority, limited liability company or otherwise, to execute, deliver, and perform its obligations under, this Agreement, including selling the Property to Purchaser hereunder. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by all requisite action, limited liability company or otherwise, of Seller, including but not limited to actions duly taken and resolutions duly adopted by the managers and members of Seller, as required by Seller’s organizational documents and applicable law.
               (ii) The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby do not and will not, directly or indirectly, (A) violate, conflict with, or constitute a breach of or a default (with or without the giving of notice or the lapse or time or both) under, any term, condition or other provision of (I) the organizational documents of Seller, (II) any contract, obligation, note, security agreement, mortgage, deed of trust, bond, indenture, lease, loan or credit agreement, debt instrument or other instrument, commitment, arrangement or agreement to which Seller is a party or by which Seller or the Property is or may be bound, (III) any license, franchise, approval, certificate, permit or authorization held by Seller or applicable to the Property, or (IV) any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or Governmental Authority; (B) result in the creation or imposition of any mortgage, lien, pledge, security interest, easement, or any other restriction, encumbrance, condition, encroachment or claim of any kind or nature whatsoever on or against any of the Property (“Encumbrances”); or (C) constitute an event which would either give any Person the right to challenge any of the transactions contemplated hereby, or cause either Seller or Purchaser to become subject to or liable for the payment of any tax, assessment or similar fee, other than real estate transfer taxes and fees being paid by Seller.
               (iii) This Agreement has been duly and validly executed and delivered on behalf of Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.
               (iv) There are no actions, suits, claims, complaints, disputes, demands, investigations, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, investigative or informal) (“Proceedings”) pending or, to the knowledge of Seller, threatened by, before or involving any court, arbitrator or Governmental Authority to which Seller is a party or which otherwise affects or relates to the Property, and Seller has no knowledge of any facts, circumstances, actions or omissions that could reasonably be expected to create the basis for any such Proceeding. Neither Seller nor the Property is subject to any outstanding judgment, order, writ, injunction, decree, determination, award, verdict or ruling issued by any court, arbitrator or Governmental Authority.
               (v) Seller has good and marketable title and rightful, peaceful, exclusive and quiet possession of the Property, free and clear of any and all Encumbrances, other than (i) zoning ordinances; (ii) legal highways; and (iii) other covenants, restrictions, conditions and easements of record.
               (vi) The Property is in compliance in all material respects with all applicable use, zoning, subdivision, land, building, safety, health and other statutes, ordinances, codes, laws, regulations and other legal requirements, without any material restrictions or limitations thereon, and Seller has not received any notice of any violation or claimed violation thereof, and has no knowledge of any facts, circumstances, developments or events that could be reasonably expected to result in a violation thereof (other than violations related to any actions of or use of the Property by Purchaser).
               (vii) Seller is not insolvent or bankrupt and has not filed for relief or subject as a debtor or subject to any filing under any federal or state bankruptcy, receivership or insolvency laws.
               (viii) There are no eminent domain, condemnation or similar proceedings or assessments affecting the Property pending or, to the best of Seller’s knowledge, threatened by any Governmental Authority.
               (ix) With respect to the Property, there are no present or pending representations, agreements or commitments between Seller or any of its predecessors in title and any Governmental Authority which would or could impose any obligation or require Purchaser to pay any sums or require any development limitations (other than existing zoning and building codes).
               (x) Seller shall transfer the Property to Purchaser in its present condition, and will not create or permit any additional defects, liens, restrictions or other encumbrances to be created on or regarding the title thereto after the date of this Agreement, other than encumbrances that terminate or are otherwise removed or attached to or related to the Property as of the Closing Date.
               (xi) Other than the Lease and this Agreement, there are no (A) leases, subleases, licenses, concessions or other agreements, written or oral, relating to the Property or granting to any other Person the right to acquire, use or occupy any portion of, the Property, (B) outstanding options or rights of first refusal to purchase all or any portion of the Property or any interest therein, and (C) Persons (other than Seller) entitled to possession of any portion of the Property.
               (xii) Other than as relates to actions by Purchaser as lessee, to the best knowledge of Seller, the Property is and has been in compliance in all material respects with all federal, state and local laws (whether common or statutory), statutes, codes, rules, regulations, orders, injunctions, decrees, judgments, compacts, treaties, conventions, legal doctrines, plans, demand letters, agreements with any Governmental Authorities and all other requirements relating to pollution or the protection of health, safety or the environment (“Environmental Laws”), including without limitation the release, discharge or emission of any Hazardous Substances (as defined below) into the environment (including, without limitation ambient air, surface water, ground water, land surface, or subsurface strata) and the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances. As used herein, the term “Hazardous Substance” means oil, petroleum and petroleum-derived substances and products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, radon gas, and any other any chemicals, substances, materials or wastes that are designated, defined, classified or considered to be “hazardous”, “toxic”, “explosive”, “corrosive”, “flammable”, “infectious”, “radioactive”, “carcinogenic”, “mutagenic”, “contaminants” or “pollutants,” or words of similar import, or whose existence, use or exposure is regulated, under any Environmental Law. To the best of Seller’s knowledge, no Hazardous Substances have been generated, used, treated, handled or stored upon, or transported to or from, or released, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, seeped, or placed into or upon, the Property. Seller has received no notice with respect to any Hazardous Substances on the Property or any actual or alleged violation of any Environmental law, and no Proceedings are pending or, to the knowledge of Seller, threatened, relating to the Property in regards to any Environmental Law.
               (xiii) Seller is aware of the provisions of the Deficit Reduction Act of 1984, 26 U.S.C. §1445 et seq., and the Internal Revenue Service Regulations implementing such Act, regarding the withholding tax on the disposition of United States real property interests by foreign persons and foreign corporations, and Seller is not a foreign person or corporation as defined by such Act and Regulations and shall provide Purchaser with an affidavit to that effect at the Closing (the “FIRPTA Affidavit”).
               (xiv) Seller has not received any notices from the United States Corps of Engineers, North Carolina Department of Natural Resources or the Federal or North Carolina Environmental Protection Agencies indicating that the Property is or may be classified as jurisdictional wetlands by any of such agencies.
          (b) All representations and warranties of Seller set forth in this Agreement shall be true and correct on the date hereof and as at the Closing Date as if such representations and warranties were made on such date.
          (c) The representations and warranties of Seller in this Agreement do not apply and are subject to any actions taken by Purchaser as lessee under the Lease.
          (d) Seller shall indemnify, defend and hold harmless Purchaser, its affiliates, successors and assigns from and against any and all claims, actions, suits, proceedings, demands, losses (including diminutions in value), costs, expenses, obligations, taxes, liabilities, damages, judgments, assessments, fines, recoveries and deficiencies (including, without limitation, interest, fines, penalties, costs of investigation, reasonable attorneys’, accountants’ and other professionals’

fees and expenses and amounts paid in settlement) (collectively, “Damages”) arising out of, based upon or resulting from (i) any breach or violation of, inaccuracy or misrepresentation in, or failure by Seller to perform, any representations, warranties, covenants, agreements or other obligations of Seller made in this Agreement; (ii) the ownership of the Property at any time prior to the Closing; (iii) any debt, liability or obligation of Seller, or relating to the Property, arising or accruing prior to the Closing (including but not limited to those relating to Environmental Laws or taxes relating to periods prior to the Closing Date); (iv) any defects in the ownership or title of the Property; or (v) any claim by any Person to (A) all or any portion of the Purchase Price or (B) any compensation, remuneration or other payment with respect to this Agreement or any transaction contemplated hereby.
     Section 4. Representations, Warranties, Covenants and Indemnities of Purchaser.
          (a) Purchaser hereby represents, warrants and covenants to and for the benefit of Seller the following, which representations, warranties and covenants shall survive the Closing and the passing of title to the Property by Seller:
               (i) Purchaser has all requisite right, power and authority, corporate or otherwise, to execute, deliver, and perform its obligations under, this Agreement, including purchasing the Property from Seller hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all requisite action, corporate or otherwise, of Purchaser, including but not limited to actions duly taken and resolutions duly adopted by the board of directors of Purchaser, as required by Purchaser ‘s organizational documents and applicable law.
               (ii) The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby do not and will not, directly or indirectly, (A) violate, conflict with, or constitute a breach of or a default (with or without the giving of notice or the lapse or time or both) under, any term, condition or other provision of (I) the organizational documents of Purchaser, (II) any contract, obligation, note, security agreement, mortgage, deed of trust, bond, indenture, lease, loan or credit agreement, debt instrument or other instrument, commitment, arrangement or agreement to which Purchaser is a party or by which Purchaser is or may be bound, (III) any license, franchise, approval, certificate, permit or authorization held by Purchaser, or (IV) any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or Governmental Authority; or (B) constitute an event which would either give any Person the right to challenge any of the transactions contemplated hereby, or cause either Seller or Purchaser to become subject to or liable for the payment of any tax, assessment or similar fee, other than real estate transfer taxes and fees being paid by Seller.
               (iii) This Agreement has been duly and validly executed and delivered on behalf of Purchaser and constitutes legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

               (iv) There are no Proceedings pending or, to the knowledge of Purchaser, threatened by, before or involving any court, arbitrator or Governmental Authority to which Purchaser is a party or which otherwise affects or relates to the Property, and Purchaser has no knowledge of any facts, circumstances, actions or omissions that could reasonably be expected to create the basis for any such Proceeding.
          (b) All representations and warranties of Purchaser set forth in this Agreement shall be true and correct on the date hereof and as at the Closing Date as if such representations and warranties were made on such date.
          (c) Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, successors and assigns from and against any and all Damages arising out of, based upon or resulting from (i) any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser to perform, any representations, warranties, covenants, agreements or other obligations of Seller made in this Agreement; (ii) the ownership of the Property at any time after the Closing; (iii) any debt, liability or obligation of Purchaser, or relating to the Property, arising or accruing after the Closing; or (iv) any claim by any Person to any compensation, remuneration or other payment with respect to this Agreement or any transaction contemplated hereby.
     Section 5. Due Diligence Period. Purchaser shall have until January 16, 2008, or such later date as is acceptable to Seller in its sole discretion (the “Due Diligence Period”), to complete its due diligence investigation of the Property, including any environmental inspections and property surveys and appraisals, and to be satisfied in its sole discretion with the results of its due diligence investigation. If Purchaser encounters any due diligence issues that it wishes to be addressed and resolved prior to the Closing, Purchaser shall give written notice thereof to Seller. In addition, Purchaser shall have until the expiration of the Due Diligence Period to obtain financing of the Purchase Price on terms and conditions acceptable to it in its sole discretion. If either (i) any due diligence issues are not resolved to Purchaser’s satisfaction prior to the expiration of the Due Diligence Period, or (ii) Purchaser is not able to obtain financing of the Purchase Price on terms and conditions acceptable to it in its sole discretion, and if Purchaser gives notice thereof to Seller prior to the expiration of the Due Diligence Period (the “Termination Notice”), then Purchaser shall have no obligation to purchase and acquire the Property hereunder or to perform any other obligations hereunder, and shall be under no liability therefore to Seller. However, if, by the expiration of the Due Diligence Period, Purchaser shall not have given a Termination Notice to Seller, then Purchaser shall be obligated to purchase the Property and perform its other obligations hereunder.

     Section 6. Evidence of Title.
          (a) Purchaser shall, at Purchaser’s cost and expense, obtain from a title insurance company reasonably acceptable to Purchaser (the “Title Company”) and obtain an owner’s title insurance commitment (“Title Commitment”) and policy (the “Title Policy”) (ALTA Form 2006) in the amount of the Purchase Price. Purchaser shall pay any additional costs incurred in connection with mortgage title insurance issued for the protection of Purchaser’s lender. Seller shall use its best efforts to allow Purchaser to use and update Seller’s current title policy on the Property. Purchaser shall notify Seller in writing of any objections to the Title Commitment or Survey (as defined in Section 8 below) by the earlier of (i) ten (10) business days after Purchaser’s receipt of the Title Commitment and the Survey; or (ii) before expiration of the Due Diligence Period. Failure to timely provide such a notice of objections shall constitute an approval by Purchaser of all matters disclosed in the Title Commitment and Survey. Any title and survey matters not objected to within such period, or which are otherwise deemed waived or approved by Purchaser pursuant to the terms hereof, shall be deemed “Permitted Encumbrances.”
          (b) The title evidence shall be certified to within thirty (30) days prior to the Closing with endorsement not before 8:00 a.m. on the date of Closing, all in accordance with the standards applicable in Wake County, North Carolina, and shall show in Seller good and marketable title to the Property in fee simple, free and clear of all Encumbrances, except for Permitted Encumbrances.
          (c) If the Title Commitment discloses that title to all or part of the Property is unmarketable or is subject to any Encumbrances other than the Permitted Encumbrances (collectively, the “Title Defects”), then Seller shall, prior to the Closing Date, use its reasonable best efforts to cure and remove all such Title Defects or to obtain title insurance without exception therefore. If Seller fails to cure such Title Defects prior to the Closing Date, then Purchaser may, at its option, either (i) elect to terminate this Agreement by giving written notice of such election to Seller on or before the earlier of (A) ten (10) days after receipt of written notice by Seller that it is unable or unwilling to cure such Title Defects, or (B) the Closing Date, in which case this Agreement shall be null and void and neither Purchaser nor Seller shall have any further rights or obligations hereunder, (ii) negotiate an appropriate reduction in the Purchase Price as is mutually acceptable to Purchaser and Seller, prior to the Closing Date, or (iii) agree to accept such title to the Property as Seller is able to transfer and convey, with such Title Defects, in which event the Closing shall occur and Purchaser shall purchase the Property for the Purchase Price. At the Closing, Seller shall sign and deliver to Purchaser a standard affidavit in accordance with the community custom relating to unrecorded liens and unrecorded Encumbrances affecting the Property sufficient to allow the Title Company to issue the Title Policy without exception for such matters (the “Seller’s Affidavit”).
     Section 7. Warranty Deed. Seller shall pay for and shall deliver to Purchaser at the Closing a transferable and recordable general warranty deed or fiduciary deed, as appropriate, in a form acceptable to counsel to Purchaser, conveying to Purchaser good and marketable title to the Property in fee simple, free and clear of all Encumbrances whatsoever, except for the Permitted Encumbrances (the “Deed”).

     Section 8. Survey. Purchaser shall obtain, at its own cost and expense, a current plat of pin survey of the Property (the “Survey”), prepared by a registered public surveyor acceptable to Purchaser and to the Title Company, which survey shall (a) be sufficient to cause such the Title Company to delete any exception as to survey matters, (b) include the legal description of the Property, which must be identical to the description of the Property as described in the Title Policy, and (c) state whether any portion of the Property is located within a flood-prone or flood hazard area or within a floodplain as defined in the regulations of the United States Department of Housing and Urban Development. In the event Purchaser is unable to obtain such a survey prior to the expiration of the Due Diligence Period, then Purchaser shall have the right to terminate its obligations hereunder as provided in Section 5. Seller shall provide to Purchaser a copy of the most recent survey of the Property that Seller has in its possession.
     Section 9. Closing.
          (a) Closing Date and Place. The consummation of the sale and purchase of the Property contemplated hereby (the “Closing”) shall take place at the offices of Seller’s counsel, Nicholls & Crampton, P.A., 4300 Six Forks Road, Suite 700, Raleigh, North Carolina, at 10:00 a.m. local time, on January 17, 2008, or at such other time, date or place as the parties shall mutually agree (the “Closing Date”).
          (b) Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:
               (i) Full, actual and unimpeded possession and enjoyment of the Property;
               (ii) the Deed, duly executed and acknowledged by or on behalf of Seller as of the Closing Date, assigning, transferring and conveying to Purchaser good and marketable title in and to the Property, free and clear of any and all Encumbrances of any kind or nature whatsoever (other than Permitted Encumbrances), and such other instruments of sale, conveyance, assignment and transfer as may be reasonably requested by Purchaser, in order to vest in Purchaser all of Seller’s right, title and interest in and to the Property;
               (iii) the Seller’s Affidavit, duly executed and acknowledged by or on behalf of Seller as of the Closing Date;
               (iv) the FIRPTA Affidavit, duly executed and acknowledged by or on behalf of Seller as of the Closing Date; and
               (v) Any other items required to be delivered by Seller pursuant to any provision of this Agreement or reasonably required by Purchaser.
          (c) Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:
               (i) The Purchase Price, by wire transfer of immediately available funds to an account designated by Seller; and

               (ii) Any other items required to be delivered by Purchaser pursuant to any provision of this Agreement or reasonably requested by Seller.
     Section 10. Possession of Property. Seller shall deliver to Purchaser possession, occupancy and unimpeded use and enjoyment of the Property at the Closing.
     Section 11. Termination of Lease. At the Closing, the Lease, and the supplemental lease between Seller and Purchaser relating to parking located on 1601 Heritage Commerce Court, Wake Forest, North Carolina shall be terminated and all rights and obligations of Seller and Purchaser thereunder shall be extinguished, except for rights and obligations that arose or accrued prior to the Closing, which shall survive the Closing in accordance with the terms of the Lease.
     Section 12. Taxes and Assessments. At the Closing, Seller shall pay or credit to the Purchase Price all transfer taxes with respect to the sale of the Property by Seller to Purchaser. Seller hereby represents and warrants to Purchaser that, as of the date hereof, Seller has not received any notification of future improvements that would result in costs being assessed against the Property, other than the revaluation of all properties by Wake County, North Carolina, beginning January 1, 2008, which rate will not be set until after the Closing Date but as to which the parties shall use their best efforts to estimate such taxes for pro-ration purposes at Closing.
     Section 13. Risk of Loss. Risk of loss to the Property shall be borne by Seller until the Closing, provided that if the Property shall be substantially damaged or destroyed prior to the Closing, Purchaser may, at Purchaser’s option, either (a) proceed with the purchase of the Property contemplated hereby at the Closing, and at and after such time be entitled to receive all insurance proceeds, if any, payable to Seller under all policies covering the Property (and Seller shall take all reasonable efforts to cause the insurance carrier to deliver such proceeds to Purchaser or, if Seller receives any such proceeds, Seller shall be required to deliver such proceeds to Purchase within five (5) business days of receipt thereof), or (b) rescind and terminate this Agreement without liability hereunder, thereby terminating the rights of Seller and Purchaser hereunder and releasing Seller and Purchaser from any duties, obligations or liabilities hereunder, by giving written notice of Purchaser’s election to Seller within fifteen (15) business days after Purchaser has written notice from Seller or otherwise becomes aware of such damage or destruction. Failure by Purchaser to so notify Seller shall constitute an election to proceed with the transactions contemplated hereby.
     Section 14. No Brokers. Purchaser and Seller each represents and warrants to the other that no Person, whether as realtor or real estate broker or other capacity, has acted as agent or broker on its behalf with respect to the transactions contemplated hereby and that it has not entered into any agreements, contracts, understandings or other arrangements with respect to any broker’s, finder’s, or similar fees for which the other may be liable, and each agrees to defend, reimburse, indemnify and hold harmless the other with respect thereto.
     Section 15. Conveyance and Recording Fees and Taxes. Seller shall pay any and all transfer and conveyance fees and taxes relating to the sale of the Property contemplated hereby, and

Purchaser shall pay all other filing and recording fees required in connection with the filing and recording of the Deed or any other instruments referred to herein.
     Section 16. Further Assurances. After the Closing, Seller shall take such further actions and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged and delivered, such further documents, instruments and agreements as may be necessary or advisable or as Purchaser reasonably requests in order to fully effectuate the sale of the Property and other transactions contemplated by this Agreement and to carry out its obligations under this Agreement and under any document, certificate, or other instrument delivered pursuant hereto.
     Section 17. Purchaser’s Examination. Purchaser hereby acknowledges and agrees that, except as otherwise expressly set forth herein, the Property is being transferred to Purchaser in its present physical condition after examination by Purchaser and that Purchaser is relying solely upon such examination with reference to the condition, value, character and size of the Property.
     Section 18. General Provisions.
          (a) Governing Law. This Agreement shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of North Carolina without giving effect to any principle or rule of conflict or choice of laws. Any action suit, or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any federal or state court of the State of North Carolina or of the United States located in the State of North Carolina. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient form.
          (b) Time of the Essence. Time is of the essence with respect to all provisions of this Agreement.
          (c) Expenses. Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement agrees to pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accountant and other advisers and agents.
          (d) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, provided that Purchaser may, without the consent of Seller, assign or delegate its rights or obligation, under this Agreement to any of its affiliates, in which case such assignee shall be substituted for Purchaser hereunder as though the assignee were the original party to this Agreement, and Purchaser will be released from all obligations under this Agreement.
          (e) Amendments. This Agreement may not be amended, supplemented or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

          (f) Notices. Any and all notices, claims, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) upon receipt, when delivered to such party in person; (ii) upon receipt of confirmation of transmission, when sent by facsimile transmission or electronic mail; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt; or (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to such party at the following addresses:
If to Purchaser:
PowerSecure, Inc.
1609 Heritage Commerce Court
Wake Forest, NC  27587
Attention: Sidney Hinton, President
Telephone: (919) 453-1750
Facsimile: (919) 453-1768
E-mail: shinton@powersecure.com
With a copy to:
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 East State Street, Suite 1800
Columbus, Ohio 43215
Attn: Paul R. Hess, Esq.
Telephone: (614) 462-5400
Facsimile: (614) 464-2634
E-mail: phess@keglerbrown.com

If to Seller:
H & C Holdings, Inc.
700 Exposition Place
Suite 131
Raleigh, NC 27615
Attention: Charles C. Sites, Manager
Telephone: (   )
Facsimile: (   )
E-mail: chipsites@mindspring.com
With a copy to:
Nicholls & Crampton, P.A.
4300 Six Forks Road, Suite 700
P.O. Box 18237
Raleigh, North Carolina 27619
Attention: F. Timothy Nicholls, Esq.
Telephone: (919) 781-1311
Facsimile: (919) 782-0465
E-mail: TNicholls@nichollscrampton.com
     Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 18(f). Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed had been given until it is actually received by the recipient.
          (g) Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operated as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          (h) Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation or respect for any reason, then (i) the remaining provisions of this Agreement shall remain in full force and effect, and the application of such provision in any other situation or respect shall not be affected, and (ii) the parties hereto shall use their good faith efforts to agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision.
          (i) Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
          (j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          (k) No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement does not confer or create, is not intended by the parties hereto to confer or create, and shall not be construed to as conferring or creating, upon any person or entity other than the parties hereto and their successors and permitted assigns any rights, remedies or causes of action under or by reason of this Agreement.
          (l) Construction. All parties to this Agreement participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
          (m) Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:
               (i) Any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.
               (ii) The term “including” means “including, without limitation”.
               (iii) The term “Governmental Authority” means any federal, state, local or foreign government, quasi-governmental administration or regulatory body, agency or authority.
               (iv) The term “Person” means and includes any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, estate, or any other form of business or entity or Governmental Authority.
               (v) The number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.
               (vi) The terms “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.

               (vii) Each reference to a Section means such Section of this Agreement.
          (n) Public Announcement. Neither Seller nor Purchaser shall make any public announcement or disclosure regarding the terms or existence of this Agreement or the transactions contemplated hereby, without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except (a) disclosures to third parties whose consent is required in connection with the transaction contemplated by this Agreement, and (b) disclosures required by law, judicial proceedings, regulatory requirement or stock exchange or stock market rule, regulation or policy.
          (o) Specific Performance; Cumulative Remedies. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies at law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach to any of the terms of this Agreement, the non-breaching party shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies, at law or in equity, and all such rights and remedies are cumulative.
          (p) Counterparts. This Agreement may be executed in any number of counterparts, including counterparts executed by less than all parties hereto, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (q) Entire Agreement. This Agreement and the other documents, instruments and agreements contemplated hereby constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, among the parties hereto in connection with the subject matter of this Agreement.
          (r) Legal Fees. In the event either Seller or Purchaser commences any action at law or in equity against the other to secure or protect any of its rights or interests hereunder or to enforce any of the terms, conditions, covenants or obligations of this Agreement, then the party prevailing in such action shall be entitled to recover from the other party reasonable attorneys fees and expenses and court costs, unless the court in such action determines that such fees and expenses are unreasonable or inappropriate to be recovered.
(The next page is the Signature Page)

     IN WITNESS WHEREOF, this Real Estate Purchase Agreement has been executed and delivered by or on behalf of the parties hereto by their duly authorized officers as of the date first above written.

SELLER: H & C HOLDINGS, INC.
By:	/s/ Charles. C. Sites
Charles. C. Sites, Manager

PURCHASER: POWERSECURE, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter, Vice President and CFO